Exhibit 99.1

Edgewell Personal Care Company 1350 Timberlake Manor Parkway St. Louis, MO 63017
FOR IMMEDIATE RELEASE	Company Contact
August 5, 2015	Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Company Announces Fiscal 2015 Third Quarter Results

St. Louis —August 5, 2015—Edgewell Personal Care Company (NYSE: EPC), formerly known as Energizer Holdings, Inc., completed the spin-off of its Household Products business on July 1, 2015. This press release includes the results for both the Personal Care and Household Products businesses. Edgewell's fourth fiscal quarter will be its first quarter with standalone financial data, as the historical results of the Household Products business will be presented as discontinued operations.

Third Quarter Highlights for Edgewell Personal Care Company (including Household Products segment results) (Unaudited)
(All comparisons are with the fiscal 2014 third quarter unless otherwise noted. The Company reports results on a GAAP and adjusted (Non-GAAP) basis, as defined within this release. Adjusted measures are reconciled to the most directly comparable GAAP measures later in this release.)

For the third fiscal quarter, which ended June 30, 2015, the Company delivered adjusted net earnings per diluted share of $1.17, down 19.9% compared to $1.46 the prior year, primarily due to its increased investment in Advertising and Sales Promotional Expense ("A&P"), unfavorable currency movements, and a higher effective tax rate, offset in part by savings from the Company's 2013 restructuring project. Excluding the impact of currency movements, adjusted net earnings per share would have decreased 2% as compared to the prior year quarter. On a reported basis, net loss per diluted share were $(1.17) as compared to net earnings per diluted share of $1.03 in the prior year quarter.

•	Net sales of $1,047.1 million decreased 7.3% (up 0.2% on an organic basis excluding the negative impact of currency and year-over-year Venezuela results);

•	Gross margin decreased 50 basis points as a percent of net sales (up 140 basis points as a percent of net sales, excluding the negative impact of currency and the change in Venezuela results);

•	A&P increased $15.9 million, or 260 basis points as a percent of net sales; and

•
Reported Selling, general and administrative expense ("SG&A") as a percent of net sales increased 640 basis points due to spin costs, restructuring charges and integration expenses. Adjusted SG&A as a percent of net sales, which excludes these items, decreased 150 basis points.

"Our goals coming into the quarter were to successfully complete the spin-off of the Household Products business, to continue to deliver great products to our customers and consumers and to meet our financial commitments in the quarter. We accomplished all of these goals," said David Hatfield, Chief Executive Officer. "The teams did a terrific job executing this very complex split of the two companies, while delivering solid financial results."

Mr. Hatfield continued, "I'm excited about our Company and its future. While we are in a period of increased complexity and transition, we are quickly taking actions that will highlight the focus, agility and passion needed to build a strong personal care company, a company that will deliver ongoing value for our customers, consumers, employees and shareholders."

The following tables provide a reconciliation of net (loss) earnings and net (loss) earnings per diluted share ("EPS") to adjusted net earnings and adjusted net earnings per diluted share, which are Non-GAAP measures.

	Quarter Ended June 30,
	Net (Loss) Earnings		Diluted EPS
	2015	2014	2015	2014
Net (Loss) Earnings and Diluted EPS - GAAP (Unaudited) (1)	$(72.5)	$64.5	$(1.17)	$1.03
Impacts, net of tax: Expense (Income) (2)
Spin costs (3)	63.1	4.4	1.01	0.07
Spin restructuring charges	13.9	—	0.22	—
2013 restructuring and related charges, net (4)	17.3	20.6	0.28	0.34
Industrial exit charges	13.8	—	0.22	—
Feminine care acquisition and integration costs	—	1.0	—	0.02
Cost of early debt retirements	38.7	—	0.62	—
Other realignment and integration	0.3	0.3	0.01	—
Adjustment to prior years' tax accruals	(1.4)	—	(0.02)	—
Adjusted Net Earnings and Diluted EPS - Non-GAAP	$73.2	$90.8	$1.17	$1.46
Weighted average shares - Basic			62.2	61.7
Weighted average shares - Diluted (2)			62.6	62.4

(1)	GAAP EPS for the quarter ended June 30, 2015 was calculated using the basic weighted average shares outstanding due to the reported net loss.

(2)
All EPS impacts are calculated using diluted weighted average shares outstanding. For the quarter ended June 30, 2015, this reflects the impact of 0.4 million dilutive RSEs which are excluded from the GAAP EPS calculation due to the reported net loss.

(3)
Includes costs of $60.7 million and $4.4 million (net of tax) for the quarter ended June 30, 2015 and 2014, respectively, which are included in SG&A. Additionally, costs of $2.4 million (net of tax) for the quarter ended June 30, 2015 were included in Cost of products sold.

(4)
Includes costs of $0.1 million and $1.7 million (net of tax) for the quarter ended June 30, 2015 and 2014, respectively, associated with certain information technology and related activities, which are included in SG&A. Additionally, costs of $0.8 million (net of tax) for the quarter ended June 30, 2015, associated with obsolescence charges related to the restructuring were included in Cost of products sold.

	Nine Months Ended June 30,
	Net (Loss) Earnings		Diluted EPS
	2015	2014	2015	2014
Net (Loss) Earnings and Diluted EPS - GAAP (Unaudited) (1)	$(55.9)	$270.9	$(0.90)	$4.33
Impacts, net of tax: Expense (Income) (2)
Venezuela deconsolidation charge	144.5	—	2.31	—
Spin costs (3)	119.9	4.4	1.92	0.07
Spin restructuring charges	47.0	—	0.75	—
2013 restructuring and related charges, net (4)	20.6	55.7	0.32	0.89
Industrial exit charges	13.8	—	0.22	—
Feminine care acquisition and integration costs	—	4.8	—	0.07
Acquisition inventory valuation	—	5.0	—	0.08
Cost of early debt retirements	38.7	—	0.62	—
Other realignment and integration	1.0	0.6	0.03	0.01
Adjustment to prior years' tax accruals	(4.0)	—	(0.06)	—
Adjusted Net Earnings and Diluted EPS - Non-GAAP	$325.6	$341.4	$5.21	$5.45
Weighted average shares - Basic			62.1	62.1
Weighted average shares - Diluted (2)			62.5	62.6

(1)	GAAP EPS for the nine months ended June 30, 2015 was calculated using the basic weighted average shares outstanding due to the reported net loss.

(2)
All EPS impacts are calculated using diluted weighted average shares outstanding. For the nine months ended June 30, 2015, this reflects the impact of 0.4 million dilutive RSEs which are excluded from the GAAP EPS calculation due to the reported net loss.

(3)
Includes costs of $117.0 million and $4.4 million (net of tax) for the nine months ended June 30, 2015 and 2014, respectively, which are included in SG&A. Additionally, costs of $2.9 million (net of tax) for the nine months ended June 30, 2015 were included in Cost of products sold.

(4)
Includes costs of $0.3 million and $5.3 million (net of tax) for the nine months ended June 30, 2015 and 2014, respectively, associated with certain information technology and related activities, which are included in SG&A. Additionally, costs of $0.8 million and $0.3 million (net of tax) for the nine months ended June 30, 2015, and 2014, respectively, associated with obsolescence charges related to the restructuring were included in Cost of products sold.

Third quarter reported results also include the following pre-tax spin and restructuring charges:

•	$114.5 million of spin costs and spin restructuring charges ($92.5 million included in SG&A, $3.4 million included in Cost of products sold and $18.6 million included in Spin restructuring charges);

•	$61.4 million included within Cost of early debt retirement associated with the prepayment of the Company's private placement notes on May 29, 2015;

•
$23.6 million of pre-tax restructuring charges associated with the Company's 2013 restructuring project, including certain information technology enablement and inventory obsolescence costs associated with the restructuring activities ($0.2 million included in SG&A and $1.1 million included in Cost of products sold);

•	$21.9 million of pre-tax charges related to the Company's decision to exit the industrial blade product line (included in Industrial exit charges); and

•	$0.4 million of pre-tax acquisition and integration expenses ($0.1 million included in SG&A and $0.3 million included in Cost of products sold).

Net Sales - Total Company (In millions - Unaudited)
Quarter and Nine Months Ended June 30, 2015

	Q3	%Chg	Nine Months	%Chg
Net Sales - FY'14	$1,130.0		$3,306.3
Organic	1.7	0.2%	(48.5)	(1.4)%
Change in Venezuela results	(14.4)	(1.3)%	(10.5)	(0.3)%
Impact of currency	(70.2)	(6.2)%	(175.2)	(5.3)%
Incremental impact of acquisition	—	—%	21.4	0.6%
Net Sales - FY'15	$1,047.1	(7.3)%	$3,093.5	(6.4)%

Net sales for the third quarter decreased 7.3% as compared to the prior year quarter, including a decrease of 6.2% due to an unfavorable movement in foreign currency rates and a decrease of 1.3% in net sales related to Venezuela. Exclusive of the impact of unfavorable currency movements and the change in Venezuela results, organic net sales increased 0.2% versus the prior year quarter. Go-to-market changes began to negatively impact net sales in the quarter as both segments exited markets in certain countries and moved to a distributor model in other countries.
Gross margin for the third quarter decreased 50 basis points to 47.2%. Gross margin improved 140 basis points excluding the negative impact of currency and the change in Venezuela results. Margin improvement across both businesses was driven by cost savings initiatives and lower commodity and manufacturing costs.
Advertising and sales promotion expense was $177.3 million in the third quarter, or 16.9% of net sales. This represents an increase of $15.9 million, or 260 basis points as a percent of net sales, versus the prior year quarter. Spending was increased in both segments in support of new product and brand building programs in Wet Shave and Sun and Skin Care in the Personal Care segment, and in support of innovation launch activity in the Household Products segment.
Selling, general and administrative expense was $258.5 million in the third quarter, or 24.7% of net sales, compared to $207.1 million, or 18.3% of net sales, in the prior year quarter. Included within the current quarter results were pre-tax costs of $92.5 million related to the spin-off, $0.1 million of acquisition and integration costs and $0.2 million of information technology enablement costs. Excluding these items, SG&A as a percent of net sales improved 150 basis points compared to the same period in the prior year.
Interest expense was $31.1 million for the both the third quarter ended June 30, 2015 and the third quarter ended June 30, 2014.
Other financing income was $10.3 million for the third quarter, primarily reflecting the net impact of foreign currency hedging contract gains, partially offset by revaluation losses on nonfunctional currency balance sheet exposures, as compared to $0.1 million of expense in the prior year quarter.
The year-to-date effective tax rate was a negative 18.9% as compared to 27.9% in the prior year. The negative tax rate for 2015 was a result of having incurred tax expense on a net loss.  The tax rate for 2015 was unfavorably impacted by the Venezuela deconsolidation charge of $144.5 million during the second quarter of fiscal 2015, which had no accompanying tax benefit.  Excluding the tax impact of the non-GAAP items, the year-to-date effective tax rate was 29.9% as compared to 29.2% in the prior year.
Average (trailing four quarter) working capital as a percent of net sales was 15.7% at June 30, 2015 versus 15.0% as of September 30, 2014. The Company continues to make improvements within Days Payable Outstanding; however, Days in Inventory increased, primarily due to manufacturing footprint changes in both segments.
Capital spending in the quarter was $35.4 million, an increase of $16.8 million versus the prior year quarter, with increases in both segments, driven by spin and restructuring projects. Depreciation expense, excluding accelerated depreciation on assets impacted by the 2013 restructuring project, was approximately $25 million, a decrease of $6 million versus the prior year quarter. The charges for accelerated depreciation are included within the 2013 restructuring charges line on the Consolidated Statement of Earnings (Condensed).

Dividend payments in the quarter were $31.1 million, or $0.50 per share, consistent with the prior year.

2013 Restructuring Project
Restructuring savings in the third quarter increased approximately $21 million compared to the same period in the prior year. The primary impacts of savings were reflected in gross margin across both segments and lower overhead expenses. Project-to-date savings total approximately $331 million.
Restructuring (pre-tax) related charges were $23.6 million for the third quarter, including certain information technology enablement and inventory obsolescence costs associated with restructuring activities.
Total project-to-date costs were approximately $293.5 million. These amounts were inclusive of certain information technology enablement costs (included in SG&A) and inventory obsolescence charges (included in Cost of products sold), both of which were considered part of the 2013 restructuring project.
Spin Costs and Spin Restructuring
On July 1, 2015, Edgewell Personal Care Company (formerly known as Energizer Holdings, Inc.) completed the separation of its Household Products business into a separate publicly traded company (the "Separation" or the "Spin"). The Company incurred incremental costs to evaluate, plan and execute the Separation, and Spin restructuring costs that prepared both businesses to operate as stand-alone entities, including actions to:

•	Adapt the global go-to-market footprint to adjust to the future strategies and scale of each stand-alone business;

•	Centralize certain back-office functions to increase efficiencies;

•	Outsource certain non-core transactional activities; and

•	Reduce headcount to optimize the cost structures of each stand-alone business.

Savings from the spin restructuring initiatives are targeted to offset incremental costs necessary to develop the stand-alone organizations. Both businesses are expected to reach a normalized SG&A run rate by the end of fiscal year 2016, as several duplicate costs will need to be maintained for a period of time as both companies transition and complete restructuring initiatives.

The Company incurred the following pre-tax charges related to the spin and spin restructuring initiatives:

•	$114.5 million for the third quarter ($92.5 million included in SG&A, $3.4 million included in Cost of products sold and $18.6 million included in Spin restructuring charges);

•	$251.9 million for the nine months ended June 30, 2015 ($180.9 million reported in SG&A, $4.1 million included in Cost of products sold and $66.9 million reported in Spin restructuring charges);

•	$296.6 million project-to-date ($225.6 million reported in SG&A, $4.1 million included in Cost of products sold and $66.9 million reported in Spin restructuring charges); and

•	$61.4 million for the quarter and nine months ended June 30, 2015 included within Cost of early debt retirement associated with the prepayment of the Company's private placement notes on May 29, 2015.

Key Personal Care Segment Results (Unaudited)

Following is a summary of key fiscal 2015 third quarter results for the Personal Care segment. All comparisons are with the fiscal 2014 third quarter unless otherwise stated. Household Products segment results are included in the notes section.

Personal Care Highlights

•	Net sales down 6.3% (organic net sales up 0.7%, excluding the negative impacts of currency movements and the year-over-year change in Venezuela results);

•	Gross margin increased 20 basis points to 48.5% of net sales (up 130 basis points excluding the impact of currency movements and the change in Venezuela results); and

•	Segment profit of $95.3 million decreased 15.1%. Excluding the negative impacts of currency movements and the year-over-year change in Venezuela operations, adjusted segment profit increased 1.7%.

Starting July 1, 2015, as a result of the Separation, operations for the Company will be reported via four segments - Wet Shave, Sun and Skin Care, Feminine Care and All Other.

Net Sales - Personal Care (In millions - Unaudited)
Quarter Ended June 30, 2015

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - FY'14	$402.6		$169.6		$98.7		$47.4		$718.3
Organic	9.5	2.4%	(10.9)	(6.4)%	6.4	6.5%	(0.4)	(0.8)%	4.6	0.7%
Change in Venezuela results	(7.6)	(1.9)%	—	—%	—	—%	—	—%	(7.6)	(1.1)%
Impact of currency	(35.1)	(8.7)%	(5.4)	(3.2)%	(1.1)	(1.1)%	(0.9)	(1.9)%	(42.5)	(5.9)%
Net Sales - FY'15	$369.4	(8.2)%	$153.3	(9.6)%	$104.0	5.4%	$46.1	(2.7)%	$672.8	(6.3)%

Net Sales - Personal Care (In millions - Unaudited)
Nine Months Ended June 30, 2015

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - FY'14	$1,166.5		$355.8		$286.6		$148.6		$1,957.5
Organic	(2.7)	(0.3)%	(6.5)	(1.9)%	(3.7)	(1.3)%	(7.5)	(5.1)%	(20.4)	(1.1)%
Change in Venezuela results	1.2	0.1%	—	—%	—	—%	—	—%	1.2	0.1%
Impact of currency	(82.1)	(7.0)%	(11.5)	(3.2)%	(2.8)	(1.0)%	(2.3)	(1.5)%	(98.7)	(5.0)%
Incremental impact of acquisition	—	—%	—	—%	21.4	7.5%	—	—%	21.4	1.1%
Net Sales - FY'15	$1,082.9	(7.2)%	$337.8	(5.1)%	$301.5	5.2%	$138.8	(6.6)%	$1,861.0	(4.9)%

Segment Profit - Personal Care (In millions - Unaudited)
Quarter and Nine Months Ended June 30, 2015

	Q3	% Chg	Nine Months	% Chg
Segment Profit - FY'14	$112.2		$413.2
Operations	2.0	1.7%	(2.3)	(0.7)%
Change in Venezuela results	(2.3)	(2.0)%	1.9	0.5%
Impact of currency	(16.6)	(14.8)%	(40.7)	(9.8)%
Incremental impact of acquisition	—	—%	4.5	1.1%
Segment Profit - FY'15	$95.3	(15.1)%	$376.6	(8.9)%

Net Sales for the third quarter decreased 6.3%. Exclusive of the impact of unfavorable currency movements and Venezuela year-over-year results, organic net sales increased 0.7% versus the prior year. Organic net sales growth in the quarter was driven by higher volumes in Wet Shave and Feminine Care products, offset by unfavorable price/mix in Wet Shave and lower volumes in Sun and Skin Care and Infant Care.  North America net sales declined in the quarter as growth in Wet Shave and Feminine Care were off-set by a decline in Sun and Skin Care. International net sales grew, driven by increased volumes in Wet Shave and Sun and Skin Care. Net sales were slightly impacted by go-to-market changes including exiting markets in certain countries and moving to a distributor model in others.

Segment profit decreased $16.9 million for the quarter. Excluding the impact of the unfavorable movement in currencies and year-over-year Venezuela results, segment profit increased $2.0 million. Operationally, segment profit growth in the quarter was driven primarily by restructuring savings, lower overhead spending and higher net sales, partially offset by a higher investment in A&P.

Additional Key Personal Care Segment Metrics (In millions - Unaudited)
Quarter and Nine Months Ended June 30, 2015

	Q3	% Chg	Nine Months	% Chg
Gross profit	$326.6	(5.9)%	$916.8	(4.3)%
Selling, general and administrative expense (1)	72.3	(14.0)%	220.4	(10.2)%
Advertising and sales promotion expense	142.2	6.4%	271.3	8.8%
Research and development expense	16.8	(2.9)%	48.5	(2.8)%

(1)	Includes $16.3 and $55.7, respectively, of Personal Care segment depreciation and amortization for the quarter and nine months ended June 30, 2015.

Financial Outlook

The Company is providing the following assumptions related to its financial outlook for the fourth quarter ended September 30, 2015, unless otherwise stated. Given the substantial go-to-market and other organizational changes occurring in the fourth quarter, the company is providing some broad range guidance for the 4th quarter stub period as follows:

•
Organic net sales are expected to be down by low single digits. However, including the impact of go-to-market changes and temporary volatility post-separation, organic net sales could be down in the mid single digit range.

•	A&P as a percent of net of sales is expected to be in the range of 14.5% to 15%.

•	SG&A as a percent of net sales is expected to be approximately 16% before corporate amortization.

•	Adjusted EBITDA is expected to be in the range of $90 - $100 million, including the impact of $20 to $25 million of unfavorable movement in foreign currencies.

•
Spin and Spin restructuring costs of $30 to $35 million are anticipated to be incurred through the end of FY2016, with the majority of the costs to be incurred in the fourth quarter of this fiscal year.

•
2013 Restructuring related costs are anticipated to be $8 - $10 million in the fourth quarter of this fiscal year and $40 to $50 million for the remainder of the project, which is now expected to continue through fiscal 2017. The Company expects the majority of the incremental savings of $30 - $40 million to occur in FY16 and FY17.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on third fiscal quarter earnings. All interested parties may access a live webcast of this conference call at www.edgewell.com, under "Investors," and "Webcasts and Presentations" tabs or by using the following link:

http://ir.edgewell.com/phoenix.zhtml?c=254077&p=irol-calendar

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under "Investors", "Investor Information", "Webcasts and Presentations", and "Audio Archives" tabs.

# # #

Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"), this discussion also includes Non-GAAP measures. These Non-GAAP measures are referred to as "adjusted" and exclude expenses associated with (1) spin costs, (2) restructuring charges (including 2013 restructuring, spin restructuring, and industrial blade product line exit), (3) acquisition and integration expenses (including acquisition inventory valuation charges), (4) Venezuela deconsolidation charges (5) cost of early debt retirements and (6) adjustments to prior year tax accruals.

This Non-GAAP information is provided as a supplement, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this Non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. Finally, the Company believes this information provides a higher degree of transparency.

The Company analyzes its net revenue on an organic net sales basis to better measure the comparability of results between periods. Organic net sales excludes the impact of changes in foreign currency, the impact of acquisitions, and the period-over-period change in Venezuela results. This information is provided because these types of fluctuations can distort the underlying change in net sales either positively or negatively.

Adjusted EBITDA is defined as earnings before income taxes, interest income and expense, depreciation and amortization and excludes items such as spin costs, restructuring charges, acquisition and integration expenses, Venezuela deconsolidation charges, cost of early debt retirements and adjustments to prior year tax accruals.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of the Company or any of its businesses. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause the Company's actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	Whether the operational, marketing and strategic benefits of the recently completed Separation can be achieved;

•	Whether the remaining costs and expenses resulting from the Separation can be controlled within expectations;

•	General market and economic conditions;

•	Market trends in the categories in which the Company operates;

•	The success of new products and the ability to continually develop and market new products;

•	The Company's ability to attract, retain and improve distribution with key customers;

•	The Company's ability to continue planned advertising and other promotional spending and the effectiveness of such spending;

•
The Company's ability to timely execute strategic initiatives, including restructurings, in a manner that will positively impact its financial condition and results of operations and does not disrupt its business operations;

•	The impact of strategic initiatives, as well as restructurings, on the Company's relationships with employees, customers and vendors;

•	The Company's ability to maintain and improve market share in the categories in which it operates despite heightened competitive pressure;

•	The Company's ability to improve operations and realize cost savings;

•	The impact of foreign currency exchange rates and currency controls, as well as offsetting hedges;

•	The impact of raw material and other commodity costs;

•	Goodwill impairment charges resulting from declines in profitability or estimated cash flows related to intangible assets or market valuations for similar assets;

•	Costs and reputational damage associated with cyber-attacks or information security breaches;

•	The Company's ability to acquire and integrate businesses, and to realize the projected results of acquisitions;

•	The impact of advertising and product liability claims and other litigation;

•	Compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt; or

•	The impact of legislative or regulatory determinations or changes by federal, state and local, and foreign authorities, including taxing authorities.

In addition, other risks and uncertainties not presently known to the Company or that it considers immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including the Company's annual report on Form 10-K for the year ended September 30, 2014 and its quarterly reports on Form 10-Q for the quarters ended December 31, 2014 and March 30, 2015.

EDGEWELL PERSONAL CARE COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014

Net sales	$1,047.1	$1,130.0	$3,093.5	$3,306.3
Cost of products sold	553.0	591.0	1,608.7	1,747.2
Gross profit	494.1	539.0	1,484.8	1,559.1

Selling, general and administrative expense	258.5	207.1	700.8	610.8
Advertising and sales promotion expense	177.3	161.4	370.3	339.5
Research and development expense	23.3	23.2	67.6	67.8
Venezuela deconsolidation charge	—	—	144.5	—
Spin restructuring charges	18.6	—	66.9	—
2013 restructuring charges	22.3	28.0	28.7	75.1
Industrial exit charges	21.9	—	21.9	—
Interest expense	31.1	31.1	88.7	93.6
Cost of early debt retirements	61.4	—	61.4	—
Other financing items, net	(10.3)	0.1	(19.0)	(3.4)
(Loss) earnings before income taxes	(110.0)	88.1	(47.0)	375.7
Income tax (benefit) provision	(37.5)	23.6	8.9	104.8
Net (loss) earnings	$(72.5)	$64.5	$(55.9)	$270.9

(Loss) earnings per share
Basic	$(1.17)	$1.05	$(0.90)	$4.36
Diluted	$(1.17)	$1.03	$(0.90)	$4.33

Weighted average shares of common stock - Basic	62.2	61.7	62.1	62.1
Weighted average shares of common stock - Diluted	62.2	62.4	62.1	62.6

See Accompanying Notes

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED FINANCIAL STATEMENTS
June 30, 2015
(In millions, except per share data - Unaudited)

1.
Prior to the July 1, 2015 separation of its Household Products business (further described below), operations for the Company were managed via two segments - Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care products) and Household Products (Battery and Portable Lighting products). Segment performance was evaluated based on segment operating profit, exclusive of (1) general corporate expenses, (2) share-based compensation costs, (3) restructuring charges (including 2013 restructuring, spin restructuring, and the industrial product line exit), (4) Venezuela deconsolidation charge, (5) acquisition and integration expense (6) amortization of intangible assets and (7) cost of early debt retirements. Financial items, such as interest income and expense, were managed on a global basis at the corporate level. The exclusion of charges such as other acquisition transaction and integration costs, and substantially all restructuring costs, from segment results reflected management's view on how it evaluated segment performance.

The Company's operating model included a combination of stand-alone and combined business functions between the Personal Care and Household Products businesses, varying by country and region of the world. Shared functions included product warehousing and distribution, various transaction processing functions, and in some countries, a combined sales force and management. The Company applied a fully allocated cost basis, in which shared business functions were allocated between the segments. Such allocations were estimates, and do not represent the costs of such services if performed on a stand-alone basis.

For the nine months ended June 30, 2015, the Company recorded a charge of $144.5 as a result of deconsolidating its Venezuelan subsidiaries, which had no accompanying tax benefit. The Venezuela deconsolidation charge was reported as a separate line item on the Consolidated Statement of Earnings (Condensed).

On July 1, 2015, the Company completed the previously announced separation of its Household Products business into a separate publicly-traded company (the "Spin" or the "Separation"). The Company incurred incremental costs to evaluate, plan and execute the Separation.  For the quarter and nine months ended June 30, 2015, $92.5 and $180.9, respectively, of pre-tax charges were recorded in Selling, general and administrative expense ("SG&A") and $3.4 and $4.1, respectively, of pre-tax charges for the quarter and nine months ended June 30, 2015 were recorded in Cost of products sold. Additionally, the Company recorded $18.6 and $66.9, respectively, in pre-tax Spin restructuring charges related to the Separation for the quarter and nine months ended June 30, 2015. The Spin restructuring charges were reported as a separate line item on the Consolidated Statement of Earnings (Condensed).

For the quarter and nine months ended June 30, 2015, the Company recorded pre-tax expense of $22.3 and $28.7, respectively, related to its 2013 restructuring, as compared to pre-tax expense of $28.0 and $75.1, respectively, in the prior year. The 2013 restructuring charges were reported as a separate line item on the Consolidated Statement of Earnings (Condensed). In addition, pre-tax costs of $0.2 and $0.5, respectively, for the quarter and nine months ended June 30, 2015 and $2.6 and $8.1, respectively, for the same periods in the prior year associated with certain information technology enablement activities related to the Company's restructuring initiatives were included in SG&A. Additionally, pre-tax costs of $1.1 for the quarter and nine months ended June 30, 2015 and $0.4 for the nine months ended June 30, 2014, associated with obsolescence charges related to the Company's restructuring, were included in Cost of products sold. These information technology and inventory obsolescence costs were considered part of the total project costs incurred for the restructuring initiative.

For the quarter and nine months ended June 30, 2015, the Company recorded pre-tax expense of $21.9 related to its decision to exit the industrial blade product line. The Industrial exit charges were reported as a separate line item in the Consolidated Statement of Earnings (Condensed).

In connection with the Company's October 2013 acquisition of certain feminine care brands from Johnson & Johnson (the "feminine care acquisition"), the Company recorded pre-tax acquisition and integration costs of $1.5 and $7.4, respectively, for the quarter and nine months ended June 30, 2014. These amounts were not reflected in the Personal Care segment, but rather were presented as a separate line item below segment profit. Such presentation reflects management's view on how segment results are evaluated.

For the nine months ended June 30, 2014, the Company recorded a pre-tax inventory valuation adjustment of $8.0 related to the feminine care acquisition, representing the increased fair value of the inventory based on the estimated selling price of the finished goods acquired on the closing date less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity. For the quarter and nine months ended June 30, 2014, the Company recorded $8.0 within Cost of products sold based upon the write-up and subsequent sale of inventory acquired in the feminine care acquisition. These amounts were not reflected in the Personal Care segment, but rather presented as a separate line item below segment profit. Such presentation reflects management's view on how segment results are evaluated.

For the quarter and nine months ended June 30, 2015, the Company recorded early debt retirement costs of $61.4 associated with the prepayment of its private placement notes on May 29, 2015.

Segment net sales and profitability for the quarter and nine months ended June 30, 2015 and 2014, respectively, are presented below.

	Quarter Ended June 30,		Nine Months Ended June 30,
Net Sales	2015	2014	2015	2014
Personal Care	$672.8	$718.3	$1,861.0	$1,957.5
Household Products	374.3	411.7	1,232.5	1,348.8
Total Net sales	$1,047.1	$1,130.0	$3,093.5	$3,306.3

Personal Care	$95.3	$112.2	$376.6	$413.2
Household Products	68.6	84.2	257.7	279.7
Total Segment profit	163.9	196.4	634.3	692.9
General corporate and other expenses	(27.9)	(33.3)	(90.1)	(107.0)
Venezuela deconsolidation charge	—	—	(144.5)	—
Spin costs (1)	(95.9)	(7.0)	(185.0)	(7.0)
Spin restructuring charges	(18.6)	—	(66.9)	—
2013 restructuring and related charges (2)	(23.6)	(30.6)	(30.3)	(83.6)
Industrial exit charges	(21.9)	—	(21.9)	—
Feminine care acquisition and integration costs	—	(1.5)	—	(7.4)
Acquisition inventory valuation	—	—	—	(8.0)
Amortization of intangibles	(3.8)	(4.7)	(11.5)	(14.0)
Cost of early debt retirements	(61.4)	—	(61.4)	—
Interest and other financing items	(20.8)	(31.2)	(69.7)	(90.2)
Total (loss) earnings before income taxes	$(110.0)	$88.1	$(47.0)	$375.7

(1)
Includes pre-tax costs of $92.5 and $180.9, respectively, for the quarter and nine months ended June 30, 2015 and $7.0 for the quarter and nine months ended June 30, 2014 which are included in SG&A. Additionally, pre-tax costs of $3.4 and $4.1, respectively, for the quarter and nine months ended June 30, 2015 were included in Cost of products sold.

(2)
Includes pre-tax costs of $0.2 and $0.5, respectively, for the quarter and nine months ended June 30, 2015 and $2.6 and $8.1, respectively, for the quarter and nine months ended June 30, 2014, associated with certain information technology and related activities, which were included in SG&A. Additionally, pre-tax costs of $1.1 for the quarter and nine months ended June 30, 2015 and $0.4 for the nine months ended June 30, 2014, associated with obsolescence charges related to the restructuring, were included in Cost of products sold.

2.
Basic (loss) earnings per share is based on the average number of common shares outstanding during the period. Diluted (loss) earnings per share is based on the weighted average number of shares used for the basic (loss) earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents. For the quarter and nine months ended June 30, 2015, GAAP (loss) earnings per share is calculated using basic weighted average shares outstanding due to the reported net loss.

3.	Working Capital Metrics at June 30, 2015 as compared to September 30, 2014.

	Q3
	FY '15	Days	FY '14	Days

Receivables, as reported	$476.8		$481.1
Less: Trade allowance in accrued liabilities	(83.4)		(94.6)
Receivables, adjusted (1)	393.4	33.9	386.5	31.7

Inventories	636.0	107.1	617.4	97.5

Accounts Payable	365.4	61.5	337.5	53.3

Average Working Capital, net (2)(4)	$664.0		$666.4

Average Working Capital as % of Net Sales (3)	15.7%		15.0%

(1)	Trade receivable adjusted for trade allowance recorded as a reduction of net sales per GAAP, but included in accrued expenses on the consolidated balance sheet.

(2)	Average Working Capital is calculated using an average of the four quarter-end balances for each working capital component as of June 30, 2015 and September 30, 2014, respectively.

(3)	Average Working Capital / Trailing Four Quarter Net sales.

(4)	Working Capital is defined as Receivables (less trade allowance in accrued liabilities), plus Inventories less Accounts Payable.

4.	Venezuela historical results of operations through the quarter ended June 30, 2015 (reflected at the official exchange rate of 6.30 bolivars per U.S. dollar).

		Q1	Q2	Q3	Q4	FY
Total Company - Net Sales	Fiscal 2015	$12.7	$19.8	—	—	$32.5
	Fiscal 2014	$12.2	$16.4	$14.4	$11.5	$54.5

		Q1	Q2	Q3	Q4	FY
Total Company - Segment Profit	Fiscal 2015	$3.8	$8.0	—	—	$11.8
	Fiscal 2014	$4.9	$7.3	$5.6	$3.1	$20.9

		Q1	Q2	Q3	Q4	FY
Personal Care - Net Sales	Fiscal 2015	$9.6	$14.4	—	—	$24.0
	Fiscal 2014	$6.9	$8.3	$7.6	$5.9	$28.7

		Q1	Q2	Q3	Q4	FY
Personal Care - Segment Profit	Fiscal 2015	$3.3	$6.0	—	—	$9.3
	Fiscal 2014	$2.4	$2.7	$2.3	$0.4	$7.8

		Q1	Q2	Q3	Q4	FY
Household Products - Net Sales	Fiscal 2015	$3.1	$5.4	—	—	$8.5
	Fiscal 2014	$5.3	$8.1	$6.8	$5.6	$25.8

		Q1	Q2	Q3	Q4	FY
Household Products - Segment Profit	Fiscal 2015	$0.5	$2.0	—	—	$2.5
	Fiscal 2014	$2.5	$4.6	$3.3	$2.7	$13.1

6.	Key Household Products Segment Results

Following is a summary of third quarter results for the former Household Products segment. All comparisons are with the third quarter of fiscal 2014 unless otherwise stated.
Household Products

•	Net sales down 9.1%;

•
Organic net sales decreased 0.6% in the third fiscal quarter versus the prior year quarter impacted by the international go-to-market changes.  Excluding the go-to-market changes, organic net sales increased 0.1% exceeding category value performance; and

•	Segment profit of $68.6, down 18.5% (up 4.2% excluding the negative impact of currency movements and the year-over-year change in Venezuela results).

Net Sales - Household Products
Quarter and Nine Months Ended June 30, 2015
			Nine
	Q3	% Chg	Months	% Chg
Net Sales - FY'14	$411.7		$1,348.8
Organic	(2.8)	(0.6)%	(28.0)	(2.0)%
Change in Venezuela results	(6.8)	(1.7)%	(11.7)	(0.9)%
Impact of currency	(27.8)	(6.8)%	(76.6)	(5.7)%
Net Sales - FY'15	$374.3	(9.1)%	$1,232.5	(8.6)%

Segment Profit - Household Products
Quarter and Nine Months Ended June 30, 2015
			Nine
	Q3	% Chg	Months	% Chg
Segment Profit - FY'14	$84.2		$279.7
Operations	3.5	4.2%	31.0	11.0%
Change in Venezuela results	(3.3)	(3.9)%	(7.9)	(2.8)%
Impact of currency	(15.8)	(18.8)%	(45.1)	(16.1)%
Segment Profit - FY'15	$68.6	(18.5)%	$257.7	(7.9)%

Organic net sales decreased 0.6% in the third quarter versus the prior year, impacted by the international go-to-market changes. Excluding the go-to-market changes, organic net sales increased 0.1% exceeding category value performance.
Segment profit in the third quarter decreased $15.6. Excluding the impact of the unfavorable movement in currencies and Venezuela year-over-year results, adjusted segment profit increased $3.5 as increased A&P spending (in support of the EcoAdvanced™ product launch) was offset by reduced overhead spending, improved manufacturing costs resulting from the 2013 restructuring project and lower commodity input prices.

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended June 30,			Nine Months Ended June 30,
Net Sales	2015	2014	% Change	2015	2014	% Change
Alkaline batteries	$233.9	$256.5	(8.8)%	$786.2	$844.9	(6.9)%
Other batteries and lighting products	140.4	155.2	(9.5)%	446.3	503.9	(11.4)%
Total Household Products Net Sales	$374.3	$411.7	(9.1)%	$1,232.5	$1,348.8	(8.6)%